SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934

           Date of Report (Date of earliest event reported): 04/05/01

                             EQUIVEST FINANCE, INC.
             (Exact name of registrant as specified in its charter)

    Delaware                        333-29015                 59-2346270
 (State or other                    (Commission             (I.R.S. Employer
   jurisdiction                     File Number)            Identification No.)
 of incorporation)

                              100 NORTHFIELD STREET
                          GREENWICH, CONNECTICUT 06830
               (Address of principal executive offices) (Zip Code)

       Registrant's telephone number, including area code: (203) 618-0065


                      INFORMATION TO BE INCLUDED IN REPORT

Item 1.    Changes in Control of Registrant

                     Not Applicable.

Item 2.    Acquisition or Disposition of Assets

                     Not Applicable.

Item 3.    Bankruptcy or Receivership

                     Not Applicable.

Item 4.    Changes in Registrant's Certifying Accountant

                     Not Applicable.

Item 5.    Other Events

           PRESS RELEASE


                   EQUIVEST FINANCE ANNOUNCES RECORD 2000 NET
                   EARNINGS; EARNINGS PER SHARE, AND REVENUES.


         Greenwich, Connecticut (Business Wire) - April 5, 2001 - Equivest Finance, Inc. (NASDAQ:EQUI) announced today its financial results for the fourth quarter of 2000 and the year ended December 31, 2000. The Company set all time records for net income, earnings per share and revenues for the full year, and also for the fourth quarter. This is the fifth consecutive year that Equivest has recorded its highest ever net income, earnings per share and revenues. Equivest is an integrated developer and operator of vacation ownership resort properties headquartered in Greenwich, Connecticut. It owns or operates 29 resorts located principally on the east and gulf coasts of the United States, as well as the U.S. Virgin Islands. The Company also operates a specialty finance company providing financing for consumer purchases of vacation intervals in its own resorts and those of independent developers.

         During the year ended December 31, 2000, pretax income was $20.0 million, up 31% from $15.2 million in 1999 prior to a one-time write-off of $1.6 million in accrued costs relating to a Registration Statement filed with the SEC in 1998 (the "1998 Registration") covering a proposed public offering that was never completed. Net income in 2000 prior to the charge for the 1998 Registration was $11.4 million, up 31% from $8.7 million in 1999. Diluted earnings per share prior to the impact of costs relating to the 1998
Registration rose 23% to $0.38 on 28.4 million weighted average shares outstanding for the year ended December 31, 2000, compared with earnings per share of $0.31 for the previous year on 26.4 million weighted average shares outstanding. EBITDA prior to the charge for the 1998 Registration was $48.7 million, up 52.0% from $32.1 million in 1999.

         For the year ended December 31, 2000, revenues were up 78% to $158.3 million, compared to $89.1 million in 1999. Total sales of vacation ownership intervals ("VOIs") rose to $97.4 million in 2000, up 138% from $40.9 million in 1999. To a large degree these increases reflect revenues associated with companies or properties acquired in 1999 or 2000.

         The costs of the 1998 Registration have previously been paid by the Company, and such costs have been previously reported as accrued costs of an SEC registration. None of the costs were actually incurred in 2000, and most of such costs were legal and accounting professional fees incurred in the fourth quarter of 1998. This one-time charge has no impact on the Company's cash flow, and though recorded in the fourth quarter of 2000, the charge relates entirely to prior years. The charge reduced net income by $1 million, or $0.03 per share.

         Pretax income after the charge relating to the 1998 Registration was $18.3 million, up 21% from 1999. Net income after the charge was $10.4 million, up 20% from 1999. Diluted earnings per share after the charge for the 1998 Registration rose 13% to $0.35.

         Richard C. Breeden, Chairman, President and Chief Executive Officer of Equivest commented: "Calendar year 2000 was an important year in which we set new records for earnings for the fifth straight year. During the last five years, net income increased more than 585%, from $1.7 million to $11.4 million. Earnings per share diluted grew more than 440%, from $0.07 to $0.38. Revenues increased more than 1,000%, from $14.3 million to $158.3 million. Book value per share increased more than 600%, from $0.43 to $3.05." Net income and earnings per share described above are based on results for 2000 prior to the charge relating to the 1998 Registration.

         Mr. Breeden also noted: "Throughout 2000, we worked to restructure our Peppertree subsidiary to eliminate marginal operations and to reduce costs. Excessive Peppertree costs have been reduced by several million dollars per year, and we believe it will begin to contribute to the bottom line in 2001. Sales and marketing costs as a percentage of VOI sales revenue at Peppertree fell from 63.9% in 1999 for the short period following the acquisition to 51.2% for 2000. We expect further reductions in 2001 as cuts made in the second half of 2000 will be in place for a full year. Sales and marketing costs for the Company as a whole fell in 2000 to 47.2% from 47.6% in 1999 not withstanding the higher cost levels at Peppertree."

         For the fourth quarter of 2000, before considering the impact of the charge for the 1998 Registration, the Company had pretax income of $4.9 million compared to $2.9 million in the fourth quarter of 1999, an increase of 72%. Net income on the same basis in the fourth quarter of 2000 was $2.7 million compared to $1.4 million in the comparable period for 1999, an increase of 89%. Earnings per share fully diluted were $0.09 per share in the fourth quarter of 2000 compared to $0.05 in the comparable period of 1999, up 80%. For the quarter ended December 31, 2000, revenues rose 19% to a record $34.1 million, compared with $28.7 million in the comparable quarter in 1999.

         After the impact of the charge relating to the 1998 Registration, pretax income for the quarter ended December 31, 2000 rose 14% to $3.3 million, up from $2.9 million reported in the year earlier period. Net income after the charge was $1.8 million for the quarter, an increase of 23% from $1.4 million for the comparable period in 1999. Earnings per share after the charge were $0.06 in the fourth quarter of 2000, an increase of 20.0% from the $0.05 in the fourth quarter of 1999.

         Total assets as of December 31, 2000 were $437.0 million, an increase of 5% compared with $417.0 million at year-end 1999. Total capital at December 31, 2000 was $85.8 million, an increase of 14% from $75.3 million at year-end 1999. For the full year 2000, the VOI cost of sales increased to 23.9% from 23.6% in 1999. Sales and marketing expense declined to 47.2% of VOI sales, down from 47.6% in 1999. Resort operations expense for 2000 fell to 61.5% of resort operations revenue, down from 80.0% in 1999. General and administrative expense increased to 11.7% of total revenues for 2000, up from 10.3% for the prior year. Interest expense as a percent of interest income in 2000 was 61.8%, up from 51.6% in the year earlier period.

         The company's loan receivable portfolio grew 6% to $275.1 million for the year ended December 31, 2000, compared with $260.1 million as of December 31, 1999. At December 31, 2000, past due loans totaled $5 million, or 1.8% of the loan portfolio. This amount was down 23.8% from $6.5 million, or 2.5% of the loan portfolio, at December 31, 1999. During 2000 the Company took $9.1 million in provisions for loan losses, and wrote off $7.9 million in loans, or 2.8% of the loan portfolio. At year end 2000 the Company maintained total portfolio reserves and over collateralization of $35.2 million, or 12.8% of the total loan portfolio, up 7% from $32.9 million, or 12.6% of the total loan portfolio, at December 31, 1999. The allowance for doubtful accounts included in total reserves was $11.8 million at December 31, 2000, up 16.8% compared with $10.1 million at December 31, 1999.

         The Company has historically provided acquisition and development loans to third party developers as part of a strategy for acquiring the right to finance consumer receivables relating to VOI purchases. Because of the high risk of such loans and more attractive returns on capital available to the Company in other areas, the Company recently announced that it does not currently plan to extend construction loans to third party developers in the future beyond current commitments, which are not significant in amount, though it plans to continue financing consumer receivables for third party borrowers. During the year ended December 31, 2000, 100% of the aggregate growth in the Company's consumer receivable portfolio and interest income came from loans relating to purchases of VOIs in the Company's own resorts.

         During 2000, the Company sold over 8,200 VOI's at an average price of more than $10,800, and it sold over 1,700 VOI's at an average price of more than $11,400 during the fourth quarter. As of December 31, 2000, the company held approximately 27,700 unsold VOI's in inventory, representing more than $300 million in potential gross sales proceeds at the current average sales price as of December 31, 2000.

         The Company recently reached agreements with two of its lenders on long term extensions of credit lines that had maturities in November, 2000, and which have been the subject of short term extensions while longer extensions were negotiated. The Bank of America has extended the maturity of the remaining balance of $15.4 million on an original $20.7 million facility that was used for an acquisition until February 2003. This extension is subject to existing covenants and certain conditions, including $3.5 million of additional principal payments out of the proceeds of sales of land and other unused assets the company plans to sell over the next year.

         Credit Suisse First Boston Mortgage Capital LLC ("CSFB") had loaned the Company approximately $150 million, representing a combination of revolving loan facilities to the Company that were originally extended in 1997, and first mortgage loans on certain properties the Company acquired in an acquisition from a troubled timeshare company. Of this amount, approximately $39 million remains outstanding, and CSFB has extended the maturity of the remaining principal amount until February 2002.

         Certain statements in this press release are forward-looking. They may be identified by the use of forward-looking words or phrases such as "believe," "expect", "anticipate," "should," "planned," "estimated," and "potential." These forward-looking statements are based on the Company's current expectations. The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for such forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. The risks and uncertainties that may affect the operations, performance, development, and results of the Company's businesses include a downturn in the real estate cycle, lack of available qualified prospects to tour the Company's resorts, competition from other developers, lack of appropriate sites for future developments, failure to complete construction in a timely and cost-efficient manner, or other factors which result in lower sales of vacation ownership interests, possible financial difficulties of one or more of the developers with whom the Company does business, including the risk of carrying non-performing assets or losses if defaulted loans prove to have insufficient collateral backing, fluctuations in interest rates, prepayments by consumers or indebtedness, inability of developers to honor replacement obligations for defaulted consumer notes, and competition from organizations with greater financial resources.

For Information Contact:

Gerald L. Klaben, Jr., Chief Financial Officer  (203) 618-0065


                     EQUIVEST FINANCE, INC. and SUBSIDIARIES
                      CONSOLIDATED CONDENSED BALANCE SHEETS
                             (Dollars in thousands)

                                                                                   December 31,         December 31,
ASSETS                                                                                 2000                 1999
--------------------------------------------------------------------------             ----                 ----
Cash and cash equivalents                                                             $  4,805             $  8,010
Receivables, net                                                                       258,950              247,082
Investment in real estate joint venture                                                     --                4,416
Inventory                                                                               95,577               87,925
Property and equipment, net                                                             21,580               18,123
Goodwill, net                                                                           44,110               41,374
Other assets                                                                            11,952               10,055
                                                                              -----------------    -----------------
Total Assets                                                                          $ 36,974             $ 16,985
                                                                              =================    =================

LIABILITIES AND STOCKHOLDERS' EQUITY
--------------------------------------------------------------------------
LIABILITIES
     Accounts Payable and Other Liabilities:
         Accounts payable                                                             $  9,624             $  6,288
         Accrued expenses and other liabilities                                         23,194               20,832
         Taxes payable                                                                   8,239                5,609
         Deferred income taxes                                                          21,736               19,536
                                                                              -----------------    -----------------
           Total Accounts Payable and Other Liabilities                                 62,793               52,265
                                                                              -----------------    -----------------
     Notes payable                                                                     288,375              289,358
                                                                              -----------------    -----------------
Total Liabilities                                                                      351,168              341,623
                                                                              -----------------    -----------------

STOCKHOLDERS' EQUITY
     Cumulative  Redeemable  Preferred  Stock--Series  2 Class A, $3 par  value;
       15,000 shares authorized, 10,000 shares
       Issued and outstanding                                                               30                   30

     Common Stock, $.01 par value; 50,000,000 shares   authorized,
       28,089,722 shares outstanding                                                       281                  281
     Additional paid-in capital                                                         62,246               62,246
     Retained earnings                                                                  23,249               12,805
                                                                              -----------------    -----------------

Total Stockholders' Equity                                                              85,806               75,362
                                                                              -----------------    -----------------
Total Liabilities and Stockholders' Equity                                           $ 436,974            $ 416,985
                                                                              =================    =================

                     EQUIVEST FINANCE, INC. and SUBSIDIARIES
                    COMPARATIVE CONDENSED STATEMENT OF INCOME
                  (Dollars in thousands except per share data)

                                                       Three months ended                   Year ended
                                                       December 31,                          December 31,
                                                       2000              1999                 2000              1999
                                                       -----             ----                 ----              ----

Revenues:
  Timeshare interval sales                          $ 19,606         $ 12,677             $ 97,367          $ 40,910
  Interest                                             9,236            7,953               38,137            25,962
  Resort operations                                    4,296            7,751               20,741            20,568
  Other income
                                                       1,002              315                2,011             1,650
                                             ---------------- ----------------     ----------------  ----------------
     Total revenues                                   34,140           28,696              158,256            89,090

Expenses:
  Provision for doubtful accounts                      2,880              742                9,079             2,192
  Interest                                             4,534            4,543               23,560            13,389
  Cost of timeshare intervals sold                     4,305            2,919               23,240             9,667
  Depreciation and amortization                        1,567            1,305                5,145             3,512
  Sales and marketing                                  9,153            7,292               45,923            19,464
  Resort management                                    1,629            5,561               12,745            16,453
  Nonrecurring stock registration costs                1,649               --                1,649                --
  General and administrative                           5,143            3,468               18,571             9,217

                                             ---------------- ----------------     ----------------  ----------------
     Total expenses                                   30,860           25,830              139,912            73,894

                                             ---------------- ----------------     ----------------  ----------------
Income before provision for taxes                      3,280            2,866               18,344            15,196

Provision for income taxes                             1,500            1,425                7,900             6,500

                                             ---------------- ----------------     ----------------  ----------------
Net income                                           $ 1,780         $  1,441             $ 10,444          $  8,696
                                             ================ ================     ================  ================


Basic earnings per share                             $  0.06          $  0.05              $  0.35           $  0.31
Diluted earnings per share                           $  0.06          $  0.05              $  0.35           $  0.31


Summary results excluding 1998 Registration:

Revenues                                            $ 34,140         $ 28,696             $158,256          $ 89,090
Expenses                                              29,211           25,830              138,263            73,894
                                             ---------------- ----------------     ----------------  ----------------
  Income before provision for taxes                    4,929            2,866               19,993            15,196

                                             ---------------- ----------------     ----------------  ----------------
Provision for income taxes                             2,200            1,425                8,600             6,500

                                             ---------------- ----------------     ----------------  ----------------
Net income                                           $ 2,729         $  1,441             $ 11,393           $ 8,696
                                             ================ ================     ================  ================
Basic earnings per share                             $  0.09          $  0.05              $  0.38           $  0.31
Diluted earnings per share                           $  0.09          $  0.05              $  0.38           $  0.31

                     EQUIVEST FINANCE, INC. and SUBSIDIARIES
            Selected Financial Data as a Percentage of Total Revenues

                                                     Three months ended                      Year ended
                                                        December 31,                        December 31,
                                                      2000              1999              2000             1999
                                                      ----              ----              ----             ----
Revenues:
As a percentage of total revenues:
  Timeshare interval sales                            57.4 %            44.2 %            61.5 %           45.9 %
  Interest                                            27.1 %            27.7 %            24.1 %           29.1 %
  Resort operations                                   12.6 %            27.0 %            13.1 %           23.1 %
  Other income                                         2.9 %             1.1 %             1.3 %            1.9 %
                                             --------------    --------------    --------------   ------------------
     Total revenues                                  100.0 %           100.0 %           100.0 %          100.0 %

Expenses:
As a percentage of VOI sales:
  Cost of timeshare intervals sold                    22.0 %            23.0 %            23.9 %           23.6 %
  Sales and marketing                                 46.7 %            57.5 %            47.2 %           47.6 %
  Provision for doubtful accounts (1)                 14.7 %             5.9 %             9.3 %            5.0 %

As a percentage of interest income:
  Interest                                            49.1 %            57.1 %            61.8 %           51.6 %

As a percentage of resort operations:
  Resort management                                   37.9 %            71.7 %            61.5 %           80.0 %

As a percentage of total revenues:
  Provision for doubtful accounts (2)                  0.0 %             0.0 %             0.0 %            0.2 %
  Depreciation and amortization                        4.6 %             4.5 %             3.3 %            3.9 %
  General and administrative                          15.1 %            12.1 %            11.7 %           10.3 %
                                             --------------    --------------    --------------   ------------------

     Total expenses                                   90.4 %            90.0 %            88.4 %           82.9 %

                                             --------------    --------------    --------------   ------------------
Income before taxes                                    9.6 %            10.0 %            11.6 %           17.1 %

Provision for income taxes                             4.4 %             5.0 %             5.0 %            7.3 %

                                             --------------    --------------    --------------   ------------------
Net income                                             5.2 %             5.0 %             6.6 %            9.8 %


(1)  Based  on  provision  for  doubtful   receivables   recorded  on  timeshare
     development.

(2)  Based  on  provision  for  doubtful   receivables   recorded  on  timeshare
     financing.

                     EQUIVEST FINANCE, INC. and SUBSIDIARIES
                             Selected Financial Data
                             (Dollars in thousands)


                                                 December 31,   December 31,
                                                        2000            1999
                                                        -----           ----

A&D loans                                            $  15,956      $ 27,945
Purchased receivables                                   80,208        91,028
Hypothecation loans                                     27,068        16,925
Consumer loans, owned                                  147,810       120,895
Other loans                                              4,040         3,297

                                                     ---------     ---------
   Total loans outstanding                           $ 275,082     $ 260,090


Specific reserves                                    $  17,406     $  18,507

General reserves                                        11,763        10,073

Overcollateralization                                    5,981        4,308
                                                     ---------     ---------
   Total reserves and overcollateralization          $  35,150     $   2,888

   Total reserves and overcollateralization as
     % of total loans                                     12.8%         12.6%

Chargebacks                                              5,796         5,542

Chargebacks as % of Consumer Financings (1)                5.4%          5.1%


Allowance for doubtful accounts, beginning of year   $  10,073     $   3,835
Provision for loan losses                                9,078         2,192
Allowance related to an acquisition                        501         6,639
Charges to allowance for doubtful accounts              (2,593)       (7,889)
                                                     ---------     ---------
Allowance for doubtful accounts, end of year         $  11,763     $  10,073





(1) Consumer Financing includes Purchased receivables and Hypothecation loans.

                                   SIGNATURES

                  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




                                            EQUIVEST FINANCE, INC.


Date: April 6, 2001                By:      /s/ Gerald L. Klaben, Jr.
                                            -------------------------------
                                            Name:Gerald L. Klaben, Jr.
                                            Title:   CFO & SVP